Exhibit 99.1

AND TRUST FINANCIAL CORP.

News Release

For Immediate Release

Contact:

C. Harril Whitehurst, Jr.

Senior Vice President and CFO

804-897-3900

hwhitehurst@villagebank.com

VILLAGE BANK AND TRUST FINANCIAL CORP.

REPORTS EARNINGS

FOR THE SECOND QUARTER OF 2008

Midlothian, Virginia, August 4, 2008. Thomas W. Winfree, President and Chief Executive Officer of Village Bank and Trust Financial Corp. (the “Company”) (NASDAQ symbol: VBFC) in Midlothian, Virginia, announced today the Company’s net income for the three months ended June 30, 2008 was $179,000 or $0.07 per fully diluted share, compared to net income of $178,000 or $0.07 per fully diluted share for the same period in 2007. Earnings for the first six months of 2008 amounted to $272,000 or $0.10 per fully diluted share, compared to earnings of $537,000 or $0.20 per fully diluted share for the same period in 2007.

In the second quarter of 2008, the Company wrote-off $300,000 (net of $154,000 in taxes) related to foreclosure proceedings on a long-standing loan relationship. The write-off represents the difference between the outstanding loan amount at the time of foreclosure and the net realizable value of the foreclosed real estate. This loss is believed to be the result of fraudulent activity by the borrower which may be recoverable through insurance coverage, although we have not recognized any such recovery as of June 30, 2008. The structure of this particular loan relationship was the only one of its kind in our loan portfolio and we do not believe it is indicative of future losses. Management was first made aware of problems with this credit facility in April 2008, and wasn’t able to determine the extent of the impairment in value until foreclosure proceedings and updated appraisals were completed in June 2008. Accordingly, no provision for loss had been made prior to the second quarter of 2008.

Excluding the write-off on this loan relationship, net income for the second quarter of 2008 would have been $479,000, which would have been the most profitable quarter in the history of the Company. This represents a substantial improvement in profitability compared to the first quarter of 2008 when our net income for the quarter was $93,000. This improvement in profitability is attributable to an improving net interest margin as well as record profitability of our mortgage company.

Mr. Winfree commented, “We are pleased with our profitability in the second quarter excluding the impact of the write-off on one loan relationship, especially in light of the continuing depressed economy and significant turmoil in the financial markets. These results reflect our efforts to improve our net interest margin and the continued successful operations of our mortgage company. However, we continue to be focused on profitability for the remainder of 2008 given the depressed state of the economy and will continue to focus on asset quality and improving profitability.”

Even considering the large loan write-off in the second quarter of 2008, we remain cautiously optimistic about our asset quality during this downturn in the economy. Nonperforming assets, consisting of nonaccrual loans of $4,621,000 and other real estate owned of $1,833,000 at June 30, 2008, decreased from 1.80% of total assets at March 31, 2008 to 1.61% at June 30, 2008. This compares with 0.73% at December 31, 2007. In addition to the nonperforming assets at June 30, 2008, there were fourteen loans past due 90 days or more and still accruing interest totaling $1,984,000. We believe that these assets are adequately collateralized and are currently recorded at realistically recoverable values.

Net interest income for the three months ended June 30, 2008 was $3,188,000, an increase of $238,000, or 8%, over net interest income of $2,950,000 for the same period in 2007. Net interest income for the six months ended June 30, 2008 was $5,973,000, an increase of $296,000, or 5%, over $5,677,000 in net interest income for the same period in 2007. These increases in net interest income are attributable to the growth of our loan portfolio, from $285,774,000 at June 30, 2007 to $339,900,000 at June 30, 2008.

However, while net interest income increased as a result of the growth of the loan portfolio, it was negatively impacted by a declining net interest margin. The net interest margin for each of the three and six month periods ended June 30, 2008 was 3.53% and 3.32% compared to 4.00% for both comparable periods in 2007. Margin compression from declining interest rates in 2008 was the single largest factor in our decline in profitability for the first six months of 2008 compared to the same period in 2007.

On the positive side, noninterest income of $976,000 for the second quarter of 2008 was $264,000 higher than noninterest income of $712,000 for the second quarter of 2007. For the six months ended June 30, 2008, noninterest income increased by $357,000 over the amount for the same period in 2007. This increase in noninterest income is primarily a result of higher gain on loan sales and fees from increased loan production by our mortgage banking subsidiary.

Noninterest expense increased by $362,000 from the second quarter of 2007 to the second quarter of 2008. The largest increases in noninterest expense occurred in salaries and benefits of $152,000, occupancy costs of $47,000, data processing costs of $61,000, loan underwriting costs of $58,000 and the FDIC insurance assessment of $76,000. The increases in salaries and benefits and occupancy and data processing costs are a result of the growth of the Company; the increase in loan underwriting costs is directly related to the increase in loan production by our mortgage company; and the increase in the FDIC insurance assessment is related to our capital ratios and overall growth.

Stockholders’ equity totaled $27,570,000 at June 30, 2008, which represented a book value of $10.51 per share. At June 30, 2008, Village Bank exceeded all regulatory capital requirements necessary to be classified as adequately capitalized.

Mr. Winfree concluded. “2008 continues to be a challenging year for community banks. With compressed interest rate margins and asset quality concerns negatively impacting profitability, we expect earnings for the remainder of the year will remain depressed. However, I am optimistic that our Company will remain financially strong. In this regard, we believe the proposed merger with River City Bank will enhance the strength of our balance sheet as well as our profitability in the latter half of 2008.”

The following table reconciles net income for the 2008 second quarter to net income excluding the loan write-off related to fraudulent borrower activities:

Three Months
Ended
June 30, 2008
Net income, excluding fraudulent loan
write-off	$ 479,000
Fraudulent loan write-off (net of income
taxes of $154,000)	300,000
Net income, including fraudulent loan
write-off	$ 179,000

Net income excluding the fraudulent loan write-off is a “non-GAAP” financial measure. The Company provides this information because management believes it is useful to investors in evaluating the Company’s ongoing operations.

Village Bank and Trust Financial Corp. was organized under the laws of the Commonwealth of Virginia as a bank holding company whose activities consist of investment in its wholly-owned subsidiary, Village Bank. Village Bank is a full-service Virginia-chartered community bank headquartered in Midlothian, Virginia with deposits insured by the Federal Deposit Insurance Corporation. The Bank has ten branch offices. Village Bank and its wholly-owned subsidiaries, Village Bank Mortgage Corporation, Village Insurance Agency, Inc., and Village Financial Services Corporation,

offer a complete range of financial products and services, including commercial loans, consumer credit, mortgage lending, checking and savings accounts, certificates of deposit, and 24-hour banking.

CAUTION REGARDING FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about (i) the benefits of a merger between River City Bank and the Company, including future financial and operating results, and accretion to reported earnings that may be realized from the merger; (ii) the Company’s plans, objectives, expectations and intentions and other statements contained in this release that are not historical facts; and (iii) other statements identified by words such as “expects” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “targets,” “projects,” or words of similar meaning generally intended to identify forward-looking statements. These forward-looking statements are based on the current beliefs and expectations of the Company’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond management’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the businesses of Village Bank and River City Bank may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; (2) the expected growth opportunities or cost savings from the merger may not be fully realized or may take longer to realize than expected; (3) deposit attrition, operating costs, customer losses and business disruption following the merger, including adverse effects on relationships with employees, may be greater than expected; (4) the regulatory approvals required for the merger may not be obtained on the proposed terms or on the anticipated schedule; (5) the shareholders of River City Bank and/or the Company may fail to approve the merger; (6) adverse governmental or regulatory policies may be enacted; (7) the interest rate environment may compress margins and adversely affect net interest income; (8) results may be adversely affected by continued diversification of assets and adverse changes to credit quality; (9) competition from other financial services companies in the Company’s markets, both before and/or after the merger, could adversely affect operations; (10) an economic slowdown could adversely affect credit quality and loan originations; and (11) social and political conditions such as war, political unrest and terrorism or natural disasters could have unpredictable negative effects on our businesses and the economy. Additional factors, that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s reports (such as our Annual Report on Form 10-KSB,

Quarterly Reports on Form 10-QSB and Current Reports on Form 8-K) filed with the Securities and Exchange Commission and available on the SEC’s Web site www.sec.gov.

The foregoing list of factors is not exclusive. All subsequent written and oral forward-looking statements concerning the proposed merger or other matters attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. The Company does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders in connection with the merger. Information about the directors and executive officers of the Company and their ownership of the Company’s common stock is set forth in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2007 as filed with the SEC. Additional information regarding the interests of such participants may be obtained by reading the joint proxy statement/prospectus to be distributed to the respective shareholders of the Company and River City Bank in connection with the merger when it becomes available.

ADDITIONAL INFORMATION ABOUT THE MERGER AND WHERE TO FIND IT

The Company has filed with the SEC a Registration Statement on Form S-4, which includes a joint proxy statement/prospectus and other relevant materials, in connection with the merger. The joint proxy statement/prospectus will be mailed to the shareholders of River City Bank and the Company. Investors and security holders of River City Bank and the Company are urged to read the joint proxy statement/prospectus and the other relevant materials when they become available because they will contain important information about River City Bank, the Company and the merger.

The joint proxy statement/prospectus and other relevant materials (when they become available), and any other documents filed by the Company may be obtained free of charge at the SEC’s Web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by the Company by contacting Thomas W. Winfree, Village Bank and Trust Financial Corp., 1231 Alverser Drive, Midlothian, VA 23113-2650, telephone 804-897-3900 or from the Company’s web site at www.villagebank.com.

Investors and security holders are urged to read the joint proxy statement/prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the merger.

Financial Highlights
(Dollars in thousands, except per share amounts)

	June 30,	December 31,
	2008	2007
	(Unaudited)
Balance Sheet Data
Total assets	$ 401,437	$ 393,264
Investment securities	5,243	13,711
Loans held for sale	4,517	3,490
Loans, net	339,900	323,874
Deposits	325,683	339,297
Borrowings	46,411	24,737
Stockholders’ equity	27,570	26,893
Book value per share	$ 10.51	$ 10.15
Total shares outstanding	2,622,225	2,562,088

Asset Quality Ratios
Allowance for loan losses to
Loans, net of unearned income	1.02%	1.06%
Nonaccrual loans	75.74%	134.20%
Nonperforming assets to total assets	1.61%	0.73%

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Selected Operating Data
Interest income	$ 6,870	$ 6,202	$ 13,628	$ 11,847
Interest expense	3,682	3,252	7,655	6,170
Net interest income before
provision for loan losses	3,188	2,950	5,973	5,677
Provision for loan losses	498	360	747	568
Noninterest income	976	712	1,734	1,377
Noninterest expense	3,395	3,033	6,548	5,672
Income tax expense	92	91	140	277
Net income	179	178	272	537
Income per share
Basic	$ 0.07	$ 0.07	$ 0.10	$ 0.21
Diluted	$ 0.07	$ 0.07	$ 0.10	$ 0.20

Performance Ratios
Return on average assets	0.18%	0.22%	0.14%	0.35%
Return on average equity	2.59%	2.69%	2.00%	4.13%
Net interest margin	3.53%	4.00%	3.32%	4.00%
Efficiency	81.53%	82.69%	84.95%	80.33%

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